EXHIBIT 10.1
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT AGREEMENT
Pursuant to the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the employee listed below (“Participant”) an award of Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units are subject to all of the terms and conditions set forth in this Performance-based Restricted Stock Unit Award Grant Agreement (this “Grant Agreement”), in the Terms and Conditions attached hereto as Exhibit A (the “Terms”), in the Country- Specific Terms, if any, for Participant’s country attached hereto as Exhibit B (the “Country-Specific Terms”) and in the Plan attached hereto as Exhibit C, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Agreement.
Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value $0.01 (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan, the Terms and the Country-Specific Terms.

Participant:	[______]
Grant Date:	[______]
Number of Restricted Stock Units:	[______]
Vesting Schedule:
The Restricted Stock Units initially shall be unvested. Subject to Article II of the Terms, should Participant remain continuously employed with the Company until the completion of the Written Certification (as defined below) (such date, the “Certification Date”), then, subject to the Company’s achievement of each of the TSR Target and the Performance EPS Target (each, as defined in the Terms), then 100% of the Restricted Stock Units shall vest on the Certification Date, if at all, (as adjusted from time to time pursuant to Section 14.2 of the Plan).

Except as provided in Sections 2.3(b) or 2.4(d) of the Terms (or anything to the contrary in the Country-Specific Terms), in no event shall Participant vest in any Restricted Stock Units following Participant’s Termination of Employment (as defined in Section 1.1 of the Terms).

Written Certification:
Not later than forty-five (45) days following December 31, 2016, the Organization & Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall certify in writing (i) whether the Performance EPS Target was achieved, and (ii) whether the TSR Target was achieved (the “Written Certification”).

Distribution Schedule:	Following the Certification Date, the shares of Stock subject to the Restricted Stock Units that vest (if any) shall be distributable in accordance with Sections 2.5 and 3.17 of the Terms.

All decisions and interpretations of the Administrator arising under the Plan, this Grant Agreement, the Terms or the Country-Specific Terms, if applicable, or relating to the Restricted Stock Units shall be binding, conclusive and final.
ALLERGAN, INC.

By:

________________________________________

Print Name:	David E.I. Pyott

Title:	Chairman of the Board and Chief Executive Officer

Address:	2525 Dupont Drive
Irvine, California 92612

Attachments:	Terms and Conditions (Exhibit A)
Peer Group (Exhibit A-1)
Country-Specific Terms (Exhibit B)
Allergan, Inc. 2011 Incentive Award Plan (Exhibit C)
Allergan, Inc. 2011 Incentive Award Plan Prospectus (Exhibit D)

EXHIBIT A TO THE
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT AGREEMENT
TERMS AND CONDITIONS
October 2014
Performance-based Award
Pursuant to the Performance-based Restricted Stock Unit Award Grant Agreement (the “Grant Agreement”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Agreement a restricted stock unit award (the “Restricted Stock Units”) under the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), subject to the terms and conditions of the Grant Agreement, the Terms, the Plan and the Country-Specific Terms, if any, for Participant’s country attached to the Grant Agreement as Exhibit B (the “Country-Specific Terms”). Any reference herein to the Terms shall include the Country-Specific Terms, as applicable.

I.	GENERAL
1.1.    Defined Terms. Wherever the following terms are used herein they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Agreement or, if not defined therein, the Plan.
“Average Market Value” means the average closing trading price per share of Stock (or common stock of a company in the Peer Group, as applicable) on the principal exchange on which the Stock (or common stock of a company in the Peer Group, as applicable) is then traded, during the twenty (20) consecutive trading days beginning or ending on a specified date for which such closing trading price is reported by the applicable exchange or such other authoritative source as the Administrator may determine.
“Adjusted Net Earnings” means Non-GAAP net earnings attributable to the Company as furnished in the Company’s periodic reports of operating results. Non-GAAP net earnings represent net earnings attributable to the Company as calculated under generally accepted accounting principles in the United States (U.S. GAAP), as adjusted to remove the effects of (i) extraordinary, unusual or non-recurring items; (ii) accounting changes required by U.S. GAAP; (iii) expenses for restructuring or productivity initiatives; (iv) integration and transaction costs associated with business combinations; (v) changes in the fair value of contingent consideration; (vi) amortization of acquired intangible assets; (vii) impairment of goodwill and intangible assets; (viii) significant unusual legal settlement expenses or recoveries; (ix) any unrealized gains or losses on derivative instruments; (x) significant discrete income tax adjustments related to transactions in previously filed tax returns; (xi) any other items that management determines are not reflective of the Company’s core, ongoing business activities; and (xii) any income tax effects of any adjustments with respect to subclauses (i) through (xi) (such adjustments, collectively, the “Non-GAAP Adjustments”).

“Beginning Average Market Value” means the Average Market Value during the twenty (20) consecutive trading days ending on December 31, 2013.

“Cause” means, (i) with respect to any Participant who is a party to a change-in-control agreement with the Company or who participates in a Company-sponsored change-in-control policy, plan or program, the definition given to such term in the applicable agreement, policy, plan or program and (ii) with respect to all other Participants, any conduct set forth on the Grant Date (as defined in Section 2.1) in the Company’s employee handbook or Management Practices and Guidelines (or any successor thereto) justifying immediate termination without the benefit of a counseling review or severance pay.
“Ending Market Value” means, the Average Market Value during the twenty (20) consecutive trading days ending on December 31, 2016.
“Net Earnings Impact of Future Business Combinations” means, with respect to any business acquisition that is accounted for as a “business combination” under U.S. GAAP that is completed subsequent to the Grant Date of this award, but before the end of the Performance EPS Measurement Period, the aggregate impact of the business combination(s) on Adjusted Net Earnings for the Performance EPS Measurement Period, which shall be the Non-GAAP operating income attributable to the acquired business(es) calculated in a manner consistent with the Company’s internal financial reporting of management income statements, further adjusted to deduct: (i) an allocation of general and administrative expenses; (ii) an interest expense allocation; and (iii) a provision for income taxes. Non-GAAP operating income represents operating income attributable to the acquired business(es) as calculated under U.S. GAAP, as adjusted to exclude the effects of the Non-GAAP Adjustments. The general and administrative expense allocation will be calculated as the ratio of the Company’s total adjusted general and administrative expenses divided by the Company’s total product net sales for the Performance EPS Measurement Period, multiplied by the net sales of the acquired business(es) for the period the acquired business(es) was included in the Company’s financial statements during the Performance EPS Measurement Period. The interest expense allocation will be calculated as the total cash portion of the business acquisition price multiplied by the Company’s weighted average interest rate on debt outstanding at acquisition date. The full cash portion of the business acquisition price will be assumed to be outstanding for the purpose of the interest allocation from the acquisition date to the end of the Performance EPS Measurement Period.

“Peer Group” means the Company’s peer group set forth on Exhibit A-1; provided, however, that if a constituent company in the Peer Group ceases to be actively traded, due, for example, to merger or bankruptcy or the Administrator otherwise reasonably determines that it is no longer suitable for the purposes of this Agreement, then the Administrator in its reasonable discretion may eliminate such company and may select a comparable company to be added to the Peer Group for purposes of making the total shareholder return comparison required by Section 2.2 meaningful and consistent across the TSR Performance Period.
“Performance EPS” means the Company’s Performance Net Earnings divided by the weighted-average number of common stock outstanding on a diluted basis during the fiscal year ending December 31, 2016, adjusted to exclude the weighted-average impact over the same period of any common stock issued for the purpose of acquiring a business subsequent to the Grant Date of this award.
“Performance EPS Measurement Period” means the period beginning on January 1, 2016 and ending on December 31, 2016.

“Performance EPS Target” means, with respect to the Performance EPS Measurement Period, a Performance EPS of $10.00.
“Performance Net Earnings” means the Company’s Adjusted Net Earnings, adjusted to exclude the Net Earnings Impact of Future Business Combinations.
“Performance Goals” shall mean (i) the Performance EPS Target and (ii) the TSR Target.
“Qualifying Termination” means Participant’s Termination of Employment with the Company or any Subsidiary during the 24-month period commencing on the date of a Change in Control, unless:
(i)    Participant voluntarily terminates his or her employment with the Company or any Subsidiary during such period. Participant, however, shall not be considered to have voluntarily terminated his or her employment with the Company or any Subsidiary if one or more of the following occurs following the Change in Control, and subsequent to such event Participant elects to terminate his or her employment with the Company or any Subsidiary: (A) a material diminution in Participant’s base compensation; (B) a material diminution in Participant’s position with the Company or any Subsidiary without Participant’s consent such that there is a material diminution in Participant’s authority, duties or responsibilities; (C) a change in Participant’s principal location of employment that is both material and greater than fifty (50) miles from its location prior to the Change in Control without Participant’s express written consent; provided, however, that Participant hereby acknowledges that Participant may be required to engage in travel in connection with the performance of Participant’s duties and that such travel shall not constitute a change in Participant’s principal location of employment for purposes hereof; or (D) any other action or inaction that constitutes a material breach by the Company or any Subsidiary of any agreement under which Participant provides services. Notwithstanding the foregoing, Participant’s termination of his or her employment with the Company or any Subsidiary as a result of the occurrence of any of the foregoing shall not constitute a “Qualifying Termination” unless Participant gives the Company written notice of such occurrence within ninety (90) days of such occurrence and such occurrence is not cured by the Company within thirty (30) days of the date on which such written notice is received by the Company.
(ii)    The termination is on account of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)).
(iii)    Participant is involuntarily terminated for Cause during such period.
In addition, notwithstanding anything contained in the Terms to the contrary, if Participant’s Termination of Employment occurs prior to a Change in Control and it is determined that such termination (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of the Terms, the date of a Change in Control with respect to Participant shall mean the date immediately prior to the date of Participant’s Termination of Employment.

“Termination of Employment” means the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Participant’s Termination of Employment, including, without limitation, when Participant is no longer actively employed for purposes of Section 3.4(i), and the question of whether such Termination of Employment resulted from a discharge for Cause or a Qualifying Termination. For purposes of the Terms, Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
“TSR Performance Period” means the period beginning on January 1, 2014 and ending on December 31, 2016.
“TSR Target” means, with respect to the TSR Performance Period, a Total Shareholder Return of the Company greater than or equal to the 50th percentile (as determined in accordance with standard statistical methodology) of the range of Total Shareholder Returns during the TSR Performance Period of the constituent companies included in the Peer Group, calculated in a manner consistent with the TSR calculation methodology under this Agreement.
“Total Shareholder Return” or “TSR” means, with respect to the TSR Performance Period, the compound annual total shareholder return of the Company (or of a company in the Peer Group, as applicable), as measured by the change in the price of the Stock of the Company (or common stock of a company in the Peer Group, as applicable) over the TSR Performance Period (positive or negative), calculated based on the Beginning Average Market Value as the beginning stock price and the Ending Average Market Value as the ending stock price and assuming dividends are reinvested based on the price of the Stock of the Company (or common stock of a company in the Peer Group, as applicable) on the last trading day of the month during which the ex-dividend date occurs.
“Written Agreement” means any written agreement between the Company and Participant or any written policy approved by the Administrator that applies to Participant.
1.2.    Incorporation of Terms of Plan. The Restricted Stock Units evidenced by the Grant Agreement and the Terms are also subject to the terms and conditions of the Plan, which are incorporated herein by reference.

II.	GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS
2.1.    Grant of Restricted Stock Units. Effective as of the grant date specified on the Grant Agreement (the “Grant Date”), the Company irrevocably grants to Participant an award of Restricted Stock Units, subject to the terms and conditions set forth in the Plan, the Grant Agreement and the Terms. Each Restricted Stock Unit represents the right to receive a share of the Company’s common stock, par value $0.01 per share (“Stock”), at the time the Restricted Stock Unit is available for distribution in accordance with the terms and conditions set forth in the Plan and the Terms.
2.2.    Performance-Based Vesting of Restricted Stock Units.
(a)    Subject to Sections 2.2(b), 2.3 and 2.4, if each of the Performance EPS Target and the TSR Target is achieved, then the Restricted Stock Units shall vest in full on the Certification Date, subject to Participant’s continuous service with the Company through the Certification Date.
(b)    Subject to Sections 2.3 and 2.4, and notwithstanding anything else to the contrary contained herein, in the event that the Company fails to achieve the TSR Target and/or the Performance EPS Target, then no Restricted Stock Units shall vest, all of the Restricted Stock Units shall automatically terminate and be forfeited as of the Certification Date without further notice and at no cost to the Company, and Participant’s rights in the Restricted Stock Units, including without limitation any Dividend Equivalent Rights, shall thereupon lapse and expire.
(c)    Unless and until the Restricted Stock Units have vested in accordance with this Section 2.2, Participant shall have no right to any distribution made with respect to such Restricted Stock Units. Subject to Sections 2.3 and 2.4 or anything to the contrary in the Country-Specific Terms, as applicable, in the event of Participant’s Termination of Employment prior to the Certification Date, any Restricted Stock Units will automatically terminate and be forfeited as of the termination date without further notice and at no cost to the Company, and Participant’s rights in any such Restricted Stock Units and such portion of the Award, including without limitation any Dividend Equivalent Rights, shall thereupon lapse and expire.
2.3.    Effect of Death or Disability. Notwithstanding anything to the contrary in Section 2.2 or the Grant Agreement, and subject to Section 2.4:
(a)    In the event Participant’s Termination of Employment occurs by reason of Participant’s death or Participant’s permanent and total disability (within the meaning of Code Section 22(e)(3)), in either case, prior to or on December 31, 2016, then the Restricted Stock Units shall vest in full as of the termination date.
(b)    In the event Participant’s Termination of Employment occurs by reason of Participant’s death or Participant’s permanent and total disability (within the meaning of Code Section 22(e)(3)), in either case, following December 31, 2016 but prior to the Certification Date, the Restricted Stock Units shall remain outstanding and eligible to vest on the Certification Date based on the achievement of the Performance Goals in accordance with the Grant Agreement and Sections 2.2 and 2.4 hereof.
2.4.    Effect of Change in Control. Notwithstanding anything to the contrary in Section 2.2 or 2.3 or the Grant Agreement, in the event of a Change in Control that occurs prior to the Certification Date, the following provisions shall apply:
(a)    If (i) the successor or surviving entity (or any affiliate thereto) assumes the Restricted Stock Units (or permits the Restricted Stock Units to remain outstanding) or replaces the

Restricted Stock Units with restricted stock units to acquire stock in such successor or surviving entity (or any affiliate thereto) that (A) preserve the existing value of the Restricted Stock Units at the time of the Change in Control and (B) provide for distribution in accordance with a vesting schedule that is the same or more favorable to Participant than the Restricted Stock Unit vesting schedule set forth herein (any such replacement award, a “Substitute Award”) and (ii) any assumption or replacement described in (i) is structured such that Participant will not incur any taxes or penalties under Code Section 409A and the guidance issued thereunder, then the Restricted Stock Units or such Substitute Award shall remain outstanding and be governed by their respective terms and the provisions set forth in the Plan, subject to Sections 2.4(c) and (d).
(b)    If the successor or surviving entity (or any affiliate thereto) does not assume or replace the Restricted Stock Units (or permit the Restricted Stock Units to remain outstanding) as provided in Section 2.4(a) and Participant remains continuously employed as of immediately prior to such Change in Control, then the Restricted Stock Units shall vest in full as of immediately prior to the Change in Control.
(c)    If the successor or surviving entity (or any affiliate thereto) assumes or replaces the Restricted Stock Units (or permits the Restricted Stock Units to remain outstanding) as provided in Section 2.4(a) and Participant experiences a Qualifying Termination or a Termination of Employment by reason of Participant’s death or permanent and total disability (within the meaning of Code Section 22(e)(3)), in any case, prior to or on December 31, 2016, then the Restricted Stock Units shall vest in full as of the termination date.
(d)    If the successor or surviving entity (or any affiliate thereto) assumes or replaces the Restricted Stock Units (or permits the Restricted Stock Units to remain outstanding) as provided in Section 2.4(a) and Participant experiences a Qualifying Termination or a Termination of Employment by reason of Participant’s death or permanent and total disability (within the meaning of Code Section 22(e)(3)), in any case, following December 31, 2016 but prior to the Certification Date, the Restricted Stock Units shall remain outstanding and eligible to vest on the Certification Date based on the achievement of the Performance Goals in accordance with the Grant Agreement and Section 2.2.
2.5.    Distribution of Stock.
(a)    Subject to Section 3.17, as soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Sections 2.2, 2.3 and 2.4 (such vesting, a “Distribution Event”), but in no event later than ten (10) days after such vesting date, the Company shall deliver to Participant a number of shares of Stock equal to the number of Restricted Stock Units subject to this Award that vest on the applicable vesting date (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Administrator in its sole discretion), provided that any such payment made pursuant to Section 2.4 above in the event of a Change in Control shall be made or deemed made immediately preceding and effective upon the occurrence of such Change in Control.

(b)    Distributions shall be made by the Company in the form of shares of Stock. The Administrator may in its discretion issue fractional Shares or eliminate fractional Restricted Stock Units by rounding down to the nearest whole Share.
2.6.    Dividend Equivalent Rights. Effective as of the Grant Date, the Company irrevocably grants to Participant Dividend Equivalent Rights (as defined below) with respect to each Restricted Stock Unit that vests pursuant to Section 2.2, 2.3 or 2.4 or pursuant to the Country-Specific Terms, if applicable, subject to the terms and conditions of the Plan and the Terms. “Dividend Equivalent Right” means a right to receive an amount equal to the aggregate amount of dividends, if any, paid to the Company’s stockholders on one share of Stock where the record date(s) for such dividends occurred during the period from the Grant Date through and including the day immediately preceding the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed to Participant pursuant to Section 2.5 (the “Dividend Equivalent Term”). The amount so paid shall be termed the “Dividend Equivalent Amount”. The Company shall determine, in its discretion, whether the Dividend Equivalent Amount shall be paid to Participant in the form of Stock or cash, and the time and manner in which the Dividend Equivalent Amount shall be credited to Participant during the Dividend Equivalent Term. Each Dividend Equivalent Right shall terminate as of the date the share of Stock subject to the Restricted Stock Unit to which such Dividend Equivalent Right relates is distributed. Dividend Equivalent Rights shall not be paid to Participant for any Restricted Stock Units that do not vest pursuant to Sections 2.2 through 2.4 above or pursuant to the Country-Specific Terms.
2.7.    Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock in settlement of the Restricted Stock Units, the Dividend Equivalent Rights, or any portion of either, prior to fulfillment of all of the following conditions:
(a)    The admission of such shares to listing on all stock exchanges on which such Stock is then listed;
(b)    The completion of any registration or other qualification of such shares under any state, federal, foreign or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state, federal, foreign or local governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company (or other employer) of full payment of any Tax- Related Items (as defined in Section 3.14(a)); and
(e)    The lapse of such reasonable period of time following the applicable Distribution Event as the Administrator may from time to time establish for reasons of administrative convenience.

2.8.    Rights as Stockholder. The holder of the Restricted Stock Units or Dividend Equivalent Rights shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares issuable or deliverable upon settlement of the Restricted Stock Units or Dividend Equivalent Rights, or any part thereof, unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

III.	OTHER PROVISIONS
3.1.    Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms, the Restricted Stock Units or the Dividend Equivalent Rights. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and the Terms, subject to Section 13.2 of the Plan.
3.2.    Limited Transferability.
(a)    Subject to Section 3.2(b), the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding any other provision of the Terms, if Participant resides in the U.S. and the Administrator consents, Participant may transfer the Restricted Stock Units to one or more “Permitted Transferees” (as defined in the Plan), subject to the following terms and conditions:
(i)    the Restricted Stock Units shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;
(ii)    the Restricted Stock Units shall continue to be subject to all the terms and conditions of the Plan and the Terms, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Restricted Stock Units); and
(iii)    Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws, and (C) evidence the transfer.
3.3.    Restrictive Legends and Stop-Transfer Orders.
(a)    Any share certificate(s) evidencing the shares of Stock issued hereunder shall be endorsed with any legend(s) that may be required by applicable federal, state or foreign securities laws, to be placed on the certificate(s) evidencing such shares.
(b)    Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    The Company shall not be required: (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of the Terms, or (ii) to treat as owner of such shares of Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
3.4.    Nature of Grant. In accepting the grant of Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(c)    subject to the terms of any other plan or program applicable to a Participant or any Written Agreement between the Company or a Subsidiary and a Participant, all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    nothing in the Plan or the Terms shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate Participant’s employment or services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a Written Agreement between the Company or an Affiliate and Participant;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights;

(g)    the future value of the underlying shares of Stock is unknown and cannot be predicted;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s Termination of Employment by the Employer (as defined in Section 3.14(a)) or the Company (for any reason whatsoever and whether or not in breach of local labor laws), and as a condition to receiving the grant of Restricted Stock Units, Participant irrevocably agrees (i) never to institute any claim against the Company or the Employer, in the event of any such forfeiture, (ii) to waive his or her ability, if any, to bring any such claim, and (iii) to release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(i)    except as provided otherwise in Section 2.3 or 2.4, in the event of Participant’s Termination of Employment (whether or not in breach of local labor laws), Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Restricted Stock Unit grant;
(j)    for Participants who reside outside of the U.S., the following additional provisions shall apply:
(i)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any;
(ii)    except as explicitly provided pursuant to the terms of a written benefit plan maintained by the Company or a Subsidiary, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate of the Company; and
(iii)    Participant acknowledges and agrees that none of the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

3.5.    Shares to Be Reserved. The Company shall at all times prior to the settlement or forfeiture of the Restricted Stock Units reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Terms.
3.6.    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the local postal service, addressed as follows:

If to the Company:	Allergan, Inc. Attention: General Counsel 2525 Dupont Drive Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.

By a notice given pursuant to this Section 3.6, either party may thereafter designate a different address for notices to be given to that party.
3.7.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.
3.8.    Governing Law; Venue. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Terms, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the U.S. federal courts for the Central District of California, and no other courts, where this grant is made and/or to be performed.
3.9.    Severability. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
3.10.    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units shall be granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.11.    Amendments. Except as explicitly prohibited by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of the Terms shall adversely affect the Restricted Stock Units in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant.
3.12.    Successors and Assigns. The Company may assign any of its rights with respect to the Restricted Stock Units to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
3.13.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.14.    Taxes.
(a)    Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax- Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items with respect to the issuance of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of shares of Stock with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units or Dividend Equivalent Rights to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; or
(ii)    withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or
(iii)    withholding a number of vested shares of Stock otherwise issuable to Participant; or
(iv)    for Participants who reside in the U.S. only, by accepting vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for all Tax-Related Items.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
(d)    Participant shall pay to the Company or the Employer any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Restricted Stock Units or Dividend Equivalent Rights to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable with respect to the taxable income of Participant resulting from the grant of the Restricted Stock Units or Dividend Equivalent Rights, the distribution of the shares of Stock issuable with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalent Rights.
3.15.    Data Privacy. This Section 3.15 applies to Participant only if Participant resides outside the U.S. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in these Terms and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to Charles Schwab & Co., Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, Charles Schwab & Co., Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
3.16.    Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and the Terms shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Participant or any other person. Participant shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units, unless and until shares of Stock shall be distributed to Participant under the terms and conditions set forth herein.
3.17.    Compliance with Internal Revenue Code Section 409A. Notwithstanding any provision to the contrary in this document or the Grant Agreement, for Participants who are U.S. taxpayers, the Restricted Stock Units and Dividend Equivalent Rights granted hereunder are not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the Organization & Compensation Committee of the Company’s Board of Directors shall complete the Written Certification (as defined in the Grant Agreement) required hereunder, and the benefits provided pursuant hereto shall be paid, on or before than the later of: (i) the fifteenth day of the third month following Participant’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, in each case, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.
3.18.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
3.19.    Language. If Participant has received these Terms or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.20.    Electronic Delivery. the Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.21.    Country-Specific Terms. Notwithstanding anything to the contrary herein, the Restricted Stock Unit grant shall be subject to the Country-Specific Terms, if any, for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of these Terms and are incorporated herein by reference.
3.22.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.23.    Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).
3.24.    Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of the Terms shall not operate or be construed as a waiver of any other provision of the Terms, or of any subsequent breach by Participant or any other participant.

3.25.    Exclusive List of Accelerated Vesting Provisions. Notwithstanding anything to the contrary in the Plan or any other plan, policy, program or agreement, Sections 2.2, 2.3 and 2.4 set forth the exclusive list of circumstances under which the Restricted Stock Units may become vested. Participant agrees that the circumstances under which the Restricted Stock Units will vest may be modified or amended only by an instrument in writing specifically referencing the provisions of this Section 3.25, signed by Participant and a duly authorized representative of the Company.
3.26.    Coverage under Recoupment Policy. Participant acknowledges and agrees that, except to the extent prohibited by applicable law, the Restricted Stock Units and any and all shares of Stock, cash, cash equivalents, assets or securities received by or distributed to Participant in settlement of the Restricted Stock Units shall be subject to any policy on the recovery of compensation that the Board (or a duly authorized committee thereof) or the Company may adopt, including any such policy adopted after the Grant Date.
3.27.    Adjustments.  Participant acknowledges that the Restricted Stock Units are subject to modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.
3.28.    Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

EXHIBIT A-1
TO PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT AGREEMENT

PEER GROUP

Abbott Laboratories
Abbvie Inc.
Actavis, Inc.
Alexion Pharmaceuticals, Inc.
Amgen Inc.
Biogen Idec Inc.
Bristol-Myers Squibb Company
Celgene Corporation
Eli Lilly and Company
Endo International plc
Gilead Sciences, Inc.
Regeneron Pharmaceuticals, Inc.
St. Jude Medical, Inc.
Stryker Corporation
Valeant Pharmaceuticals International, Inc.

A-1-1